Exhibit 10.19

INTELLECTUAL PROPERTY LICENSE AGREEMENT
by and between
HITACHI, LTD.
and
OPTO-DEVICE, LTD.

Dated as of October 1, 2002

TABLE OF CONTENTS

Section 1. Definitions	1

(a) “Added Products”	1
(b) “Affiliate”	1
(c) “Assets”	2
(d) “Assigned IP”	2
(e) “Business”	2
(f) “Commercially Reasonable Efforts”	2
(g) “Closing”	2
(h) “Closing Date”	2
(i) “Cure Period”	2
(j) “Dispute Notice”	2
(k) “Existing Third Party License Agreements”	2
(l) “Future Hitachi IP”	2
(m) “Future Third Party License Agreements”	2
(n) “HTS Business”	2
(o) “Indemnified Party”	2
(p)“Intellectual Property”	2
(q) “Licensed IP”	3
(r) “Losses”	3
(s) “Material Adverse Effect”	3
(t) “Minority-Owned Affiliate”	3
(u) “Non-Transferred License Agreements”	3
(v) “OpNext Japan”	3
(w) “OpNext Japan R&D Agreement”	3
(x) “OpNext Parties”	3
(y) “Opto-Device IP”	4
(z) “Opto-Device Third Party License Agreement”	4
(aa) “Person”	4
(bb) “SIC Business”	4
(cc) “Subsidiary”	4
(dd) “Third Party Claim”	4
(ee) “Third Party License Agreements”	4
(ff) “Wholly-Owned Subsidiaries”	4

Section 2. Assigned Intellectual Property	5

(a) License	5
(b) Review of Obligations	5
(c) Status of Wholly-Owned Subsidiaries	5

Section 3. Licensed Intellectual Property	5

(a) Definition	5
(b) License	6
(c) Sublicense	7
(d) Review of Obligations	8

i

(e) Obligation to Maintain Intellectual Property	8
(f) Future Hitachi IP	8
(g) Transfer of Licensed IP	9
(h) Change in Status	9

Section 4. Opto-Device Intellectual Property	9

(a) Definition	9
(b) License	9
(c) Termination Conditions	9
(d) Review of Obligations	10
(e) Status of Wholly-Owned Subsidiaries	10

Section 5. Third-Party License Agreements	11

(a) Definition	11
(b) Existing Third Party License Agreements	11
(c) Future Third Party License Agreements	11
(d) Other Agreements	12
(e) Termination of Obligations	13

Section 6. Representations and Warranties of Hitachi	13

(a) Assigned IP and Licensed IP	13
(b) Authority	13
(c )No Conflicts	14
(d) Litigation, etc	14
(e)Infringement of Licensed IP	14
(f) Product Clearance Searches	14

Section 7. Covenants of Hitachi	15

(a) Ordinary Course	15
(b) Covenant Not to Sue	15
(c) Confidentiality	15
(d) Opto-Device’s and Hitachi’s Trademark, Trade Names, etc	16
(e) Taxes	17
(f) New Product Clearance Searches	17
(g) Guaranty	17

Section 8. Representations and Warranties of Opto-Device	17

(a) Authority	17
(b) No Conflicts	17

Section 9. Covenants of Opto-Device	18

(a) Confidentiality	18
(b) No Additional Representations	18
(c) Covenant Not to Sue	19
(d) Guaranty	19

Section 10. Mutual Covenants	19

(a) Consents	19
(b) Non-Transferred License Agreements	20
(c) Press Releases	20
(d) Commercially Reasonable Efforts	20
(e) Injunctive Relief	20

Section 11. Indemnification	20

(a) Previously Disclosed Claims	20
(b)Intellectual Property Indemnification and Defense	21
(c) Indemnification by Hitachi	21
(d) Indemnification by Opto-Device	22
(e) Losses Net of Insurance	22
(f) Limitations on Indemnification	22
(g) Procedures Relating to Indemnification	23
(h) Duty to Mitigate	24

Section 12. Dispute Resolution	24

Section 13. Assignment	24

Section 14. Third-Party Beneficiaries	24

Section 15. Termination	25

Section 16. Survival of Representations and Warranties	25

Section 17. Expenses	25

Section 18. Export Control	25

Section 19. Amendment and Waiver	25

Section 20. Notices	25

Section 21. Interpretation	26

Section 22. Counterparts	27

Section 23. Entire Agreement	27

Section 24. Relationship to Other Agreements	27

Section 25. Schedules or Exhibits	27

Section 26. No Strict Construction	27

Section 27. Severability	27

Section 28. Governing Law	28

Section 29. Submission to Jurisdiction; Waivers	28

Section 30. Delivery by Facsimile	29

Section 31. Exhibits and Schedules	29

Section 32. Recordation	29

Section 33. Third Parties	29

Section 34. Survival	29

Section 35. Hitachi Communication Technologies, Ltd	29

INTELLECTUAL PROPERTY LICENSE AGREEMENT
          THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “IP License Agreement”), dated as of October 1, 2002, is entered into by and between HITACHI, LTD., a corporation existing under the laws of Japan (“Hitachi”), and OPTO-DEVICE LIMITED, a corporation existing under the laws of Japan (“Opto-Device”), pursuant to the terms of the Business Transfer Agreement, dated July 24, 2002 (the “Business Transfer Agreement”), entered into between Hitachi and Opto-Device and the Stock Purchase Agreement, dated October 1, 2002 (the “Stock Purchase Agreement”), entered into between Hitachi and OpNext, Inc., a Delaware corporation (“OpNext”). All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.
WITNESSETH
          WHEREAS, the Business Transfer Agreement provides the terms and conditions under which Hitachi sold to Opto-Device all of the Assets (as defined below), which are necessary or reasonably required for the operation of the opto-device business of Hitachi’s Semiconductor and Integrated Circuits Group (“SIC”) and Hitachi Tohbu Semiconductor, Ltd., a corporation existing under the laws of Japan and a Wholly-Owned Subsidiary of Hitachi (“HTS”). This IP License Agreement provides the terms and conditions under which Hitachi will be licensing to Opto-Device the Intellectual Property (as defined below) rights, which are necessary or reasonably required for the operation of the Business (as defined below) and which were not transferred/assigned under the Business Transfer Agreement;
          WHEREAS, simultaneously with the execution of this IP License Agreement, Hitachi is entering into the Stock Purchase Agreement pursuant to which OpNext will acquire all of the outstanding capital stock of Opto-Device; and
          WHEREAS, as part of the transfer of Assets related to the Business pursuant to the Business Transfer Agreement, Hitachi and Opto-Device desire to enter into this IP License Agreement to set forth the terms and conditions regarding the license of the Intellectual Property related to the Business.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this IP License Agreement hereby agree as follows:
Section 1. Definitions. The following terms, when used herein with initial capital letters, shall have the respective meanings set forth in this Section 1.
          (a) “Added Products” shall have the meaning as set forth in Section 3(a) of this IP License Agreement.
          (b) “Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          (c) “Assets” shall have the meaning as set forth in Section 1(c) of the Stock Purchase Agreement.
          (d) “Assigned IP” shall have the meaning as set forth in Section 9(b) of the Stock Purchase Agreement.
          (e) “Business” shall mean, collectively, the HTS Business and the SIC Business.
          (f) “Commercially Reasonable Efforts” shall mean diligent and commercially reasonable and expeditious efforts to accomplish a task or objective in a manner that is at least equal to the efforts, quality and resources devoted by a party that such party would apply to its own high priority task or objective under similar circumstances.
          (g) “Closing” shall have the meaning a s set forth in Section 4 of the Stock Purchase Agreement.
          (h) “Closing Date” shall have the meaning as set forth in Section 4 of the Stock Purchase Agreement.
          (i)“Cure Period” shall have the meaning as set forth in Section 3(b)(ii) of this IP License Agreement.
          (j) “Dispute Notice” shall have the meaning as set forth in Section 12 of this IP License Agreement.
          (k) “Existing Third Party License Agreements” shall have the meaning as set forth in Section 5(a) of this EP License Agreement.
          (l) “Future Hitachi IP” shall have the meaning as set forth in Section 3(f) of this IP License Agreement.
          (m) “Future Third Party License Agreements” shall have the meaning as set forth in Section 5(a) of this IP License Agreement.
          (n) “HTS Business” shall mean the business of manufacturing opto-device Products for telecommunication, information application and industrial uses operated by HTS as of the Closing.
          (o) “Indemnified Party” shall have the meaning as set forth in Section 11(g) of this IP License Agreement.
          (p) “Intellectual Property” shall mean all: (i) patents, patent applications, patent disclosures and inventions (including all extensions, reexaminations, reissues, continuations and renewals related thereto); (ii) copyrights (registered or unregistered and all renewals thereof) and copyrightable works and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, data, databases and documentation thereof; and (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, operating, maintenance and safety materials and drawings, test procedures, test data, sources of materials and supplies, financial and marketing plans and customer and supplier lists and information). Intellectual Property, as referred to in this IP License Agreement, refers to rights throughout the world, including any equivalent of any of the foregoing in any jurisdiction or under any laws, regulations or treaties.
          (q) “Licensed IP” shall have the meaning set forth in Section 3(a) of this IP License Agreement.
          (r) “Losses” shall have the meaning set forth in Section 11(c) of this IP License Agreement.
          (s) “Material Adverse Effect” shall mean a change, effect, event or occurrence with respect to Opto-Device, the Business or the Assets that, individually or in the aggregate, is/are reasonably likely to be materially adverse to the financial condition, assets, operations or business of Opto-Device, the Business or the Assets, other than (i) changes relating to United States, Japanese or other foreign economies in general or the industry of the Business in general and not specifically relating to the Business and (ii) to the extent that the Business and the Assets were operated by Hitachi and HTS in substantially the same manner as the Business and the Assets were operated by Hitachi and HTS prior to June 11, 2002, changes that are the result of disruptions to the Business as a result of Hitachi’s review and consideration of a reorganization of the Business or the execution of this IP License Agreement or the announcement of the transactions contemplated hereby or by the Stock Purchase Agreement (none of which shall be deemed to constitute a failure of the condition set forth in this IP License Agreement).
          (t) “Minority-Owned Affiliate” shall mean any entity that a party, directly or indirectly, at any time, owns or controls twenty percent (20%) to fifty percent (50%) of the voting equity shares or securities convertible into such shares.
          (u) “Non-Transferred License Agreements” shall have the meaning as set forth in Section 10(b) of this IP License Agreement.
          (v) “OpNext Japan” shall mean OpNext Japan, Inc., a corporation existing under the laws of Japan and a Wholly-Owned Subsidiary of OpNext.
          (w) “OpNext Japan R&D Agreement” shall mean the Research and Development Agreement, dated as of July 31, 2001, by and between Hitachi and OpNext Japan, as amended on the date hereof by the First Amendment to OpNext Japan R&D Agreement, by and among Hitachi, OpNext Japan and Opto-Device, and as otherwise amended, supplemented or modified from time to time.
          (x) “OpNext Parties” shall have the meaning as set forth in Section 11(a) of this IP License Agreement.

          (y) “Opto-Device IP” shall have the meaning as set forth in Section 4(a) of this IP License Agreement.
          (z) “Opto-Device Third Party License Agreement” shall have the meaning as set forth in Section 5(d) of this IP License Agreement.
          (aa) “Person” shall mean any individual, corporation, partnership, limited liability company, business trust, association, joint stock company, trust, unincorporated organization, joint venture, firm or other entity or a government or any political subdivision or agency, department or instrumentality thereof.
          (bb) “SIC Business” shall mean the business of designing, developing, manufacturing, selling and distributing opto-device Products for telecommunication, information application and industrial uses operated by Hitachi’s Semiconductor and Integrated Circuits Group as of the Closing.
          (cc) “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to the vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
          (dd) “Third Party Claim” shall have the meaning as set forth in Section 11(g) of this IP License Agreement.
          (ee) “Third Party License Agreements” shall have the meaning as set forth in Section 5(a) of this IP License Agreement.
          (ff) “Wholly-Owned Subsidiaries” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, one hundred percent (100%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly-Owned Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, all of the limited liability company, partnership or total ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more other Wholly-Owned Subsidiaries of that Person or a combination thereof.
Section 2. Assigned Intellectual Property.
          (a) License. Opto-Device shall license, and does hereby license effective as of the Closing Date, the Assigned IP back to Hitachi arid its Wholly-Owned Subsidiaries on a fully paid-up, non-exclusive, perpetual and irrevocable basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Assigned IP, unless otherwise terminated according to the provisions in this IP License Agreement. For the avoidance of doubt, this IP License Agreement does not grant Hitachi or its Wholly-Owned Subsidiaries the right to sublicense the Assigned IP and Hitachi and its Wholly-Owned Subsidiaries shall not have the right to sublicense the Assigned IP without the prior written consent of Opto-Device, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned.
          (b) Review of Obligations. The obligations set forth in this Section 2 shall expire on the tenth (10th) anniversary of the Closing Date; provided, however, that the license under Assigned IP existing as of the tenth (10th) anniversary of the Closing Date shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Assigned IP.
          (c) Status of Wholly-Owned Subsidiaries.
               (i) License to Assigned IP. If at any time a Wholly-Owned Subsidiary of Hitachi ceases to remain a Wholly-Owned Subsidiary of Hitachi, Hitachi shall provide written notice of such change to Opto-Device in accordance with Section 20 of this IP License Agreement and the license under Assigned IP to such Wholly-Owned Subsidiary, shall continue, pursuant to the terms and conditions of this IP License Agreement.
               (ii) Sublicenses. For the avoidance of doubt, this IP License Agreement does not grant Wholly-Owned Subsidiaries of Hitachi the right to sublicense the Assigned IP and an entity that ceases to remain a Wholly-Owned Subsidiary of Hitachi shall not have the right to sublicense the Assigned IP without the prior consent of Opto-Device, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned; provided, however, that to the extent any sublicenses have been granted with Opto-Device’s prior written consent with respect to the Assigned IP during the time such entity is a Wholly-Owned Subsidiary of Hitachi, such sublicenses shall continue, pursuant to the terms and conditions of this IP License Agreement and such sublicense.
Section 3. Licensed Intellectual Property.
          (a) Definition. “Licensed IP” shall mean: (i) existing, issued patents and pending patent applications of Hitachi filed prior to the tenth (10th) anniversary of the Closing Date (including all extensions, reexaminations, reissues, continuations and renewals related thereto) covering the products of the Business listed on Exhibit B to the Stock Purchase Agreement and processes of the Business, throughout the world, which cannot be transferred to

Opto-Device due to Hitachi’s reasonable requirements to use such Intellectual Property in other Hitachi business units; and (ii) all know-how and other Intellectual Property used in connection with the Business in whatever form that was not capable of assignment pursuant to the provisions of the Business Transfer Agreement due to Hitachi’s reasonable requirements to use such Intellectual Property in other Hitachi business units (e.g., product specifications, manufacturing processes, quality control procedures, instruction and/or operating, maintenance and safety materials and drawings, test procedures, test data, sources of material and supplies and the like). Hitachi shall use Commercially Reasonable Efforts to list all material patents that constitute Licensed IP on Exhibit A hereto, which schedule may be amended by the parties’ mutual written consent, together with an explanation of why each patent cannot be transferred to Opto-Device pursuant to the Business Transfer Agreement. For nine (9) months following the Closing, Hitachi and Opto-Device agree to cooperate in supplementing Exhibit B to the Stock Purchase Agreement to include all products sold by the Business and/or planned as of the Closing Date, all products planned during the one (1) year period prior to the Closing Date that pertain to the following research areas: (i) Tunable Lasers; (ii) 40G; (iii) Packaging Technology; and (iv) Modulators, and all products sold by the Business during the one (1) year period prior to the Closing Date; provided, however, to the extent any products are added to Exhibit B of the Stock Purchase Agreement that were not sold or planned as of the Closing Date (“Added Products”), at that time the parties will negotiate in good faith and on reasonable terms the extent to which the representations, warranties and covenants, or any other obligations of Hitachi under this IP License Agreement, the Stock Purchase Agreement and the OpNext Japan R&D Agreement would apply to such Added Products. For two (2) years following the Closing, Hitachi and Opto-Device agree to cooperate in supplementing Exhibit A hereof to include all material patents that are necessary or reasonably required for the purpose of operation of the Business as conducted on the Closing Date.
          (b) License.
               (i) Hitachi shall license, and does hereby license effective as of the Closing Date, the Licensed IP to Opto-Device, on a fully paid-up, non-exclusive, perpetual and irrevocable basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Licensed IP, unless otherwise terminated according to the provisions in this IP License Agreement.
               (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) Opto-Device has committed a material breach of its obligations under this IP License Agreement, Hitachi has given written notice of such breach to Opto-Device and such breach remains uncured after sixty (60) days of receiving notice of such breach (the “Cure Period”), or, in the case of a breach that cannot be cured within such Cure Period, Opto-Device has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) Opto-Device has committed an incurable material breach. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which Opto-Device has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (c) Sublicense.
               (i) Subsidiaries. Hitachi will grant, and does hereby grant effective as of the Closing Date, to Opto-Device the right to freely sublicense the Licensed IP to its Subsidiaries, OpNext and OpNext’s Subsidiaries; provided, however, that Opto-Device will not have the right to sublicense any Licensed IP that is developed or filed for after the Closing Date, to any entity other than OpNext and Opto-Device’s and OpNext’s Wholly-Owned Subsidiaries, without the prior written consent of Hitachi, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned.
               (ii) Minority-Owned Affiliates. Opto-Device shall be permitted to further sublicense the Licensed IP to its Minority-Owned Affiliates, subject to approval by Hitachi, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by Hitachi that will be agreed to by the parties in writing.
               (iii) Customers. Opto-Device shall be permitted to further sublicense the Licensed IP to its customers as necessary or appropriate in connection with the completion of Opto-Device’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with Opto-Device’s customers to be manufactured and sold by Opto-Device to such customers, provided Opto-Device proposes the terms and conditions of such sublicense to Hitachi and agrees that such sublicense shall be subject to Hitachi’s exercise of one (1) of the following options in Hitachi’s sole discretion, with respect to the terms and conditions proposed by Opto-Device: (i) Hitachi may consent to the sublicense terms and conditions as is; (ii) Hitachi may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) Hitachi may enter into a direct license with Opto-Device’s customer under the same terms and conditions as Opto-Device’s proposed sublicense; (iv) Hitachi may propose to enter into a direct license with Opto-Device’s customer under reasonably modified terms and conditions; or (v) Hitachi may commence discussions with Opto-Device to reach a resolution of Hitachi’s concerns with respect to such sublicense, if Hitachi believes such sublicense is not in the best interest of the parties. Hitachi shall have the sole discretion to determine which of the five (5) foregoing options Hitachi will exercise in each case. With respect to Hitachi’s exercise of one (1) of the five (5) foregoing options, Hitachi agrees to provide consents to and/or notify Opto-Device of Hitachi’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from Opto-Device. In the event that Hitachi exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of Hitachi’s provision of such a response to Opto-Device;

provided, however, Hitachi shall not contact such Opto-Device customers that are the subject of negotiations between Hitachi and Opto-Device, without the prior written consent of Opto-Device prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (d) Review of Obligations. The obligations set forth in this Section 3 shall expire on the tenth (10th) anniversary of the Closing Date; provided, however, that the license under Licensed IP existing as of the tenth (10th) anniversary of the Closing Date shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Licensed IP. Notwithstanding the foregoing, if one (1) of the conditions set forth in Section 3(b)(ii) is met, Hitachi may elect to be completely relieved of its obligations set forth in this Section 3. If Hitachi elects to be relieved of its obligations under this Section 3, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the Licensed 1P.
          (e) Obligation to Maintain Intellectual Property. Hitachi shall continue to maintain in effect all Intellectual Property relating to the Business through the Closing Date in the same manner as Hitachi has done prior to entering into the Stock Purchase Agreement. After the Closing Date, the Licensed IP shall be maintained by the division of Hitachi in control of such Licensed IP in a manner that is equal to the efforts, quality and resources devoted by such division as applicable in the ordinary course of the business from time to time for similar Intellectual Property.
          (f) Future Hitachi IP. “Future Hitachi IP” shall mean patents that may be issued to Hitachi and patent applications (including all extensions, reexaminations, reissues, continuations and renewals related thereto) that may be filed by Hitachi after the Closing Date but prior to the tenth (10th) anniversary of the Closing Date that are reasonably relevant to the Business as conducted on the Closing Date and as modified or expanded in the future to the extent that any such modification or expansion relates to modifications to, extensions of or new versions of product lines existing or planned as of the Closing Date. The parties agree to cooperate and consult with each other to develop procedures by which Opto-Device will keep Hitachi informed of any modifications or expansions to the Business in order for Hitachi to identify Future Hitachi IP and notify Opto-Device accordingly. If requested by Opto-Device, any of such Future Hitachi IP will be licensed to Opto-Device under the terms and conditions set forth in Section 3(b)(i). Any such license pursuant to this Section 3(f) shall be subject to the termination provisions in Section 3(b)(ii), the sublicensing terms in Section 3(c), the renegotiation terms in Section 3(d) and the maintenance terms in Section 3(e). Notwithstanding Section 3(c), Opto-Device will have the right to freely sublicense Future Hitachi IP to its Subsidiaries, OpNext and OpNext’s Subsidiaries even if such Future Hitachi IP is developed or filed after the Closing Date. In the event that the parties disagree as to whether any particular Intellectual Property developed by Hitachi after the Closing constitutes Future Hitachi IP, the parties shall first attempt to resolve the dispute through good faith and reasonable negotiations in accordance with Section 12 hereof. In the event that the dispute cannot be resolved through such negotiations, a party shall refer the dispute to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (g) Transfer of Licensed IP. In the event a division of Hitachi that is the owner of the Licensed IP or any Future Hitachi IP that is licensed to Opto-Device under Section 3(f) is sold or otherwise transferred by Hitachi, Hitachi will make necessary arrangements to secure a license under the terms and conditions of this IP License Agreement for Opto-Device from the new owner such that Opto-Device can continue to use such Licensed IP and such Future Hitachi IP until such Licensed IP and/or Future Hitachi IP expires hereunder, unless otherwise terminated according to the provisions of this IP License Agreement.
          (h) Change in Status.
          If at any time a Subsidiary, Wholly-Owned Subsidiary or Minority-Owned Affiliate of Opto-Device or a Subsidiary or Wholly-Owned Subsidiary of OpNext ceases to remain a Subsidiary, Wholly-Owned Subsidiary or Minority-Owned Affiliate (as appropriate) to the extent any sublicenses have been granted by Opto-Device or OpNext to such entity with respect to the Licensed IP during the time such entity is such a Subsidiary, Wholly-Owned Subsidiary or Minority-Owned Affiliate (as appropriate), such sublicenses of Licensed IP existing as of the date such entity ceases to remain a Subsidiary, Wholly-Owned Subsidiary or Minority-Owned Affiliate (as appropriate) shall continue, pursuant to the terms and conditions of this IP License Agreement and such sublicense.
Section 4. Opto-Device Intellectual Property.
          (a) Definition. “Opto-Device IP” shall mean patents issued and patent applications filed after the Closing Date (including all extensions, reexaminations, reissues, continuations and renewals related thereto) of Opto-Device but filed prior to the tenth (10th) anniversary of the Closing Date covering products and processes of the Business, throughout the world (but excluding Assigned IP and Licensed IP).
          (b) License. Opto-Device shall license, and does hereby license as of the Closing Date, the Opto-Device IP to Hitachi and its Wholly-Owned Subsidiaries on a fully paid-up, non-exclusive, perpetual and irrevocable basis, to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Opto-Device IP, unless otherwise terminated according to the provisions of this IP License Agreement. For the avoidance of doubt, this IP License Agreement does not grant Hitachi or its Wholly-Owned Subsidiaries the right to sublicense the Opto-Device IP and Hitachi and its Wholly-Owned Subsidiaries shall not have the right to sublicense the Opto-Device IP without the prior written consent of Opto-Device, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned.
          (c) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) Hitachi has committed a material breach of its obligations under this IP License Agreement, Opto-Device has given written notice of such breach to Hitachi and such breach remains uncured after the Cure Period, or, in the case of a breach, which cannot be cured within such Cure Period, Hitachi has not instituted within such

Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) such a material breach is incurable. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which Hitachi has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (d) Review of Obligations. The obligations set forth in this Section 4 shall expire on the tenth (10th) anniversary of the Closing Date; provided, however, that the license under Opto-Device IP existing as of the tenth (10th) anniversary of the Closing Date shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Opto-Device IP. Notwithstanding the foregoing, if one (1) of the conditions set forth in Section 4(c) is met, Opto-Device may elect to be completely relieved of its obligations set forth in this Section 4. If Opto-Device elects to be relieved of its obligations under this Section 4, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the Opto-Device IP.
          (e) Status of Wholly-Owned Subsidiaries.
               (i) License to Opto-Device IP. If at any time a Wholly-Owned Subsidiary of Hitachi ceases to remain a Wholly-Owned Subsidiary of Hitachi, Hitachi shall provide written notice of such change to Opto-Device in accordance with Section 20 of this IP License Agreement and the license under Opto-Device IP existing as of the date such Wholly-Owned Subsidiary ceases to remain a Wholly-Owned Subsidiary, shall continue, pursuant to the terms and conditions of this IP License Agreement; provided, however, for any Intellectual Property related to the Business that is developed by Opto-Device after a Wholly-Owned Subsidiary ceases to remain a Wholly-Owned Subsidiary, the parties shall negotiate in good faith and on commercially reasonable terms a new license governing such Intellectual Property.
               (ii) Sublicenses. For the avoidance of doubt, this IP License Agreement does not grant Wholly-Owned Subsidiaries of Hitachi the right to sublicense the Opto-Device IP and an entity that ceases to remain a Wholly-Owned Subsidiary of Hitachi shall not have the right to sublicense the Opto-Device IP without the prior written consent of Opto-Device, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned; provided, however, that to the extent any sublicenses have been granted with Opto-Device’s prior written consent with respect to the Opto-Device IP during the time such entity is a Wholly-Owned Subsidiary of Hitachi, such sublicenses shall continue, pursuant to the terms and conditions of this IP License Agreement and such sublicense.

Section 5. Third-Party License Agreements.
          (a) Definition. “Third Party License Agreements” shall mean those rights owned by Hitachi under any license agreements relating to Intellectual Property owned by third parties and related to the Business, throughout the world, that cannot be assigned under the Business Transfer Agreement or licensed under Section 3 hereof. “Existing Third Party License Agreements” are those that are in existence on the Closing Date. “Future Third Party License Agreements” are those entered into after the Closing Date.
          (b) Existing Third Party License Agreements. To the extent that any Existing Third Party License Agreement does not provide for an automatic sublicense to Opto-Device, Hitachi shall, upon Opto-Device’s written request, sublicense, and does hereby sublicense, rights under any such Existing Third Party License Agreements to Opto-Device but only to the extent that Hitachi has the right to make available such rights to Opto-Device, subject to the condition that Opto-Device abides by the terms and conditions of any such Existing Third Party License Agreement. The rights referred to above will be provided to Opto-Device on a fully paid-up, non-exclusive basis, except if royalty payments are necessary based specifically on what is being done by Opto-Device, then Opto-Device shall be liable for such royalty payments. Hitachi shall, upon Opto-Device’s written request, sublicense rights under Existing Third Party License Agreements to OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries provided: (i) Opto-Device obtains Hitachi’s reasonable prior written consent; (ii) Hitachi can make available such license rights to OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries; and (iii) OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries abide by the terms and conditions of such Existing Third Party License Agreements. Notwithstanding the foregoing, if any such sublicense invokes any Japanese tax issues, then Hitachi shall not be obliged to grant a sublicense to OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries without entering into a separate agreement with OpNext and such Wholly-Owned Subsidiaries under reasonable terms and conditions to be agreed upon between the relevant parties to address such tax issues. The sublicense provided in this subsection 5(b) is subject to the termination provisions of the Existing Third Party License Agreement. The rights referred to above will be provided to OpNext and such Wholly-Owned Subsidiaries on a fully paid-up, non-exclusive basis, except if royalty payments are necessary based specifically on what is being done by OpNext and such Wholly-Owned Subsidiaries, then Opto-Device shall be liable for or shall cause OpNext and such Wholly-Owned Subsidiaries to be liable for such royalty payments.
          (c) Future Third Party License Agreements. Hitachi shall use Commercially Reasonable Efforts to obtain the right to sublicense rights to Opto-Device under Future Third Party License Agreements, which may be entered into by Hitachi after the Closing Date, subject to the condition that Opto-Device abides by the terms and conditions of such Future Third Party License Agreements. The rights referred to above will be granted to Opto-Device on a fully paid-up, non-exclusive basis, except if royalty payments are necessary based specifically on what is being done by Opto-Device, then Opto-Device shall be liable for such royalty payments. Hitachi shall, upon Opto-Device’s written request, sublicense rights under Future Third Party License Agreements to OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries provided: (i) Opto-Device obtains Hitachi’s reasonable prior written consent; (ii) Hitachi can make available such license rights to OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries; and (iii) OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries abide by the terms and conditions of such Future Third Party License Agreements. Notwithstanding the foregoing, if such sublicense invokes any Japanese tax issues then Hitachi shall not be obliged to grant a sublicense to OpNext and OpNext’s and Opto-Device’s Wholly-Owned Subsidiaries without entering into a separate agreement with OpNext and such Wholly-Owned Subsidiaries under reasonable terms and conditions to be agreed upon between the relevant parties to address such tax issues. The sublicense provided in this subsection 5(c) is subject to the termination provisions of the Future Third Party License Agreements. The rights referred to above will be provided to OpNext and such Wholly-Owned Subsidiaries on a fully paid-up, non-exclusive basis, except if royalty payments are necessary based specifically on what is being done by OpNext and such Wholly-Owned Subsidiaries, then Opto-Device shall be liable for or shall cause OpNext and such Wholly-Owned Subsidiaries to be liable for such royalty payments.
          Hitachi shall provide an analysis of its Existing Third Party License Agreements that are cross-licenses with major competitors of Opto-Device’s products sold as of the Closing Date, including whether Opto-Device is covered by such cross-license agreement and whether Opto-Device has the option to be covered, or to not be covered, by such cross-license agreement. In addition, within one hundred and eighty (180) days after the Closing Date, Hitachi shall cooperate with Opto-Device in creating a list of all Existing Third Party License Agreements that are material to the Business. Such a list may be amended from time to time to include Future Third Party License Agreements that may be material to the Business, as determined by Hitachi and Opto-Device after reviewing the rights available under such Future Third Party License Agreements. Upon request from Opto-Device, Hitachi shall consult with and provide reasonable assistance to Opto-Device employees with respect to the foregoing. Within one hundred and eighty (180) days after the Closing Date, Hitachi and Opto-Device agree to negotiate in good faith and on a reasonable basis to create a mechanism whereby: (i) Hitachi can, to the extent it becomes aware of or is notified about termination, renegotiation or any other material change under an Existing Third Party License Agreements or Future Third Party License Agreements that Opto-Device includes in its list of material licenses, communicate to Opto-Device within a reasonable period of time information relating to such termination, renegotiation or material change to the rights prior to such events occurring; and (ii) Opto-Device can communicate with Hitachi prior to the termination or material change to the rights available to be sublicensed by Hitachi to Opto-Device under the Existing Third Party License Agreements and under any Future Third Party License Agreements. Both parties agree to cooperate with each other to minimize any impact of such termination and renegotiation events.
          (d) Other Agreements. In the event that Opto-Device or one of its Affiliates obtains a separate license agreement for Intellectual Property related to the Business with the same unrelated third party with which Hitachi had a Third Party License Agreement (“Opto- Device Third Party License Agreement”), Opto-Device will cooperate with and reasonably assist Hitachi in its efforts to obtain a license with that party under substantially the same terms and conditions as those under such Opto-Device Third Party License Agreement it has obtained with such third party. If permitted by the terms of such Opto-Device Third Party License Agreement,

Opto-Device will grant a sublicense of the Intellectual Property rights to Hitachi under such Opto-Device Third Party License Agreement.
          (e) Termination of Obligations. The obligations set forth in this Section 5 shall terminate upon a Change of Control (as defined in the Stockholders’ Agreement, dated July 31, 2001, among OpNext, Hitachi and Clarity Partners, L.P., a Delaware limited partnership, Clarity OpNext Holdings I, LLC, a Delaware limited liability company and Clarity OpNext Holdings II, LLC, a Delaware limited liability company) of Opto-Device.
Section 6. Representations and Warranties of Hitachi.
          (a) Assigned IP and Licensed IP. Except as disclosed on Schedule 6(a) or in Section 11(a), Hitachi hereby represents and warrants that:
               (i) Hitachi owns or has the right to use and sublicense the Licensed IP, and Hitachi has the rights to manufacture and/or sell products including the Licensed IP and to license such rights to Opto-Device and has timely filed and prosecuted patent applications for the Assigned IP and Licensed IP in accordance with Hitachi’s standard business practices;
               (ii) Except as provided in Exhibit C and Section 11(a), no claims, which could reasonably be expected to have a Material Adverse Effect, are pending in writing or, to the best knowledge of Hitachi, threatened in writing against Hitachi as of the Closing Date by any Person with respect to the material patents listed on Exhibit A;
               (iii) To Hitachi’s Knowledge, there has been no event or circumstance relating to the Business that poses an unreasonable risk of infringing a patent. Except with respect to the claims referenced in Section 11(a) of this IP License Agreement, a list of each warning letter that has been addressed to Hitachi products made or sold as part of the operation of the Business, and a list of all attorney opinions that have been obtained regarding non-infringement of patents relating to the Business, is provided in Exhibit C. A copy of each such letter and opinion shall be provided to Opto-Device, to the extent that such can be done without waiving any attorney-client privilege;
               (iv) As of the Closing, Hitachi shall have assigned under the terms and conditions of the Business Transfer Agreement or licensed under the terms and conditions hereof to Opto-Device the Intellectual Property necessary or reasonably required for the purpose of the operation of the Business as of the Closing Date; and
               (v) Hitachi is in compliance with the terms and conditions related to Intellectual Property contained in the Stock Purchase Agreement.
          (b) Authority. Hitachi is a corporation duly organized under the laws of Japan. Hitachi has all requisite corporate power and authority to enter into this IP License Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Hitachi to authorize the execution, delivery and performance of this IP License Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This IP License Agreement has been duly executed and delivered by Hitachi and constitutes the valid and binding obligation of Hitachi, enforceable against Hitachi in accordance with its terms.
          (c) No Conflicts. The execution and delivery by Hitachi of this IP License Agreement do not, and the consummation by Hitachi of the transactions contemplated hereby and compliance by Hitachi with the terms hereof do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under; (iii) result in the creation of any lien, security interest, charge or encumbrance upon Hitachi’s capital stock or assets under; (iv) give any third party the right to modify, terminate or accelerate any obligation under; (v) result in a violation of; or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the charter documents of Hitachi, or any law, statute, rule or regulation to which Hitachi is subject, or any agreement, instrument, order, judgment or decree to which Hitachi is subject.
          (d) Litigation, etc. Except as set forth in Section 11(a), there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of Hitachi’s Knowledge, threatened against Hitachi, at law or in equity, before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this IP License Agreement) or any facts that are known by Hitachi to form a reasonable basis for any such action, suit, proceeding, order, investigation or claim, which, in the case of any of the foregoing items, could reasonably be expected to have material adverse effect on the ability of Hitachi to consummate the transactions contemplated hereby.
          (e) Infringement of Licensed IP. To the extent a competitor of the Business is infringing or misappropriating the Licensed IP or any Future Hitachi IP that is licensed to Opto-Device under Section 3(b) or Section 3(f), respectively, in Opto-Device’s reasonable business judgment and such infringement is material to the Business, Hitachi, in its sole discretion, will protect Opto-Device’s interest by either: (i) initiating and maintaining legal proceedings with respect to such alleged infringement or misappropriation against any such Person on behalf of Opto-Device or (ii) by taking some other appropriate action that will not have a Material Adverse Effect on the ongoing business of Opto-Device; provided that with respect to clauses (i) and (ii), both parties shall consult and cooperate with each other in determining how to respond to the infringing activities. For the avoidance of doubt, Hitachi may or may not consult with Opto-Device prior to determining whether to pursue (i) or (ii). Upon the resolution of such infringement by settlement or otherwise, any damages, profits and awards of whatever nature recoverable for such infringement shall, after deducting the parties’ expenses, be reasonably allocated between the parties based on the facts and circumstances of the infringement. Both parties will reasonably consider the option of settling such matter by granting a sublicense of all or portion of the Licensed IP and any Future Hitachi IP that is licensed to Opto-Device.
          (f) Product Clearance Searches. In accordance with Hitachi’s ordinary business practice for new product release searches, Hitachi has conducted appropriate patent clearance searches during the design process and prior to putting on the market those products listed on Exhibit B to the Stock Purchase Agreement that are sold as of the Closing Date, and based upon the information obtained during such clearance searches Hitachi does not believe there is a likelihood that the products listed on Exhibit B to the Stock Purchase Agreement that are on the market as of the Closing Date infringe the intellectual property of any third party in such markets in which such products have been introduced.
Section 7. Covenants of Hitachi. Hitachi covenants and agrees as follows:
          (a) Ordinary Course. Except as permitted by the terms of this IP License Agreement, during the period beginning on March 31, 2002 and ending on the Closing Date, Hitachi shall cause the Business to be conducted in the ordinary course and in accordance with all applicable laws and regulations.
          (b) Covenant Not to Sue. Hitachi herewith covenants not to sue Opto-Device or OpNext for infringement or misappropriation of any Intellectual Property related to the Business, throughout the world. Hitachi also covenants not to sue any sublicensees of Opto-Device that are authorized pursuant to the terms of Section 3(c) or customers of Opto-Device or OpNext for infringement or misappropriation of any Intellectual Property related to the Business throughout the world; provided, however, covenants not to sue customers of Opto-Device or OpNext shall be applied in accordance with the “exhaustion doctrine” such that it only extends to products or methods provided by Opto-Device or OpNext to customers and shall not extend to any portions of any systems or subsystems or any other customer’s products or methods that incorporate such products or methods provided by Opto-Device or OpNext to the extent such portions are not covered by Assigned IP, Licensed IP or Third Party License Agreements (to the extent that Hitachi has a right to sue thereunder).
          (c) Confidentiality
               (i) Subject to Section 13(l) of the Stock Purchase Agreement, with respect to any information furnished to Hitachi and its Affiliates pursuant to the Business Transfer Agreement, the Stock Purchase Agreement or this IP License Agreement, that Hitachi and its Affiliates reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business, including Assigned IP and Opto-Device IP, Hitachi and its Affiliates shall maintain the confidentiality of all such information in accordance with Hitachi’s and its Affiliates’ policies respectively for the protection of their own nonpublic information (which policies shall provide at least reasonable protection) and the terms and conditions of the Stock Purchase Agreement and this IP License Agreement. Hitachi agrees to cause its Affiliates to comply with the terms of this Section 7(c).
               (ii) The limitations set forth in this Section 7(c) shall not apply with respect to the disclosure of any information: (A) to Hitachi’s employees, auditors, counsel or other professional advisors, sublicensees of Hitachi authorized pursuant to the terms of this IP License Agreement or suppliers (collectively its “Representatives”) if Hitachi, or any of Hitachi’s authorized sublicensees under this IP License Agreement, in its sole discretion, determine that it is reasonably necessary for such party to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 7(c) to the same extent as Hitachi; (B) as has become or previously was generally available to the public other than by reason of a breach of this Section 7(c) by Hitachi or has become available to Hitachi after the Closing on a non-confidential basis; (C) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Hitachi (it being understood that, to the extent practicable, Hitachi shall provide Opto-Device with prompt notice to any such event and cooperate in good faith to enable Opto-Device to participate to protect its interest in such confidential information); (D) as may be required in response to any summons or subpoena or in connection with any litigation; and (E) in order to comply with any law, order, regulation or ruling applicable to Hitachi, and Hitachi shall be liable for any breach of the provisions hereof by any of its Representatives. In connection with any employees or former employees of Hitachi and its Affiliates, Hitachi will and will cause its Affiliates to, use Commercially Reasonable Efforts, at Opto-Device’s request and at Hitachi’s expense, to enforce existing confidentiality agreements and rights under United States or Japanese law requiring employees to keep trade secrets confidential and to assign intellectual property rights to Hitachi and its Affiliates (as applicable).
          (iii) Notwithstanding Section 7(c)(ii), to the extent that after the Closing Date, Hitachi desires to disclose to Hitachi’s sublicensed Subsidiaries that are not Wholly-Owned Subsidiaries, sublicensed Affiliates (including sublicensed Minority-Owned Affiliates) and/or suppliers (i) Opto-Device IP and/or (ii) any information furnished to Hitachi pursuant to this IP License Agreement, the Stock Purchase Agreement, the Business Transfer Agreement and the OpNext Japan R&D Agreement, which Hitachi reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business that Hitachi did not disclose to its sublicensed Affiliates and/or suppliers prior to the Closing Date, Hitachi shall notify Opto-Device of such desire and propose the terms and conditions of an appropriate nondisclosure agreement into which Opto-Device and the corresponding Hitachi sublicensee may enter. Opto-Device agrees that within fifteen (15) Business Days of receipt of such request and proposed nondisclosure agreement, Opto-Device shall, at its sole discretion, either: (i) enter into the proposed nondisclosure agreement and directly provide the requested confidential information to such Hitachi Affiliate or supplier; (ii) propose reasonably modified terms and conditions of the nondisclosure agreement under which Opto-Device will provide the requested confidential information to Hitachi’s Affiliate or supplier; or (iii) commence discussions with Hitachi to reach a resolution of Opto-Device’s concerns with respect to such disclosure, if Opto-Device believes such disclosure is not in the best interest of the parties. In the event that Opto-Device elects to exercise option (ii) or (iii), the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of Opto-Device’s provision of such a response. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (d) Opto-Device’s and Hitachi’s Trademark, Trade Names, etc. Without limiting any provisions of the Stock Purchase Agreement or the Indication Agreement, dated as of the Closing Date between Hitachi and Opto-Device, if necessary, Opto-Device and Hitachi may negotiate in good faith the terms and conditions under which Hitachi and Opto-Device may use any of the trademarks, trade names, trade dress, service marks, logos and/or domain names relating to the Business and any other means of identifying the Business or its products or services from and after the Closing Date.
          (e) Taxes. Hitachi will be responsible for the payment of any taxes or duties required in connection with the licensing or sublicensing of the Licensed IP and Third Party License Agreements to third parties that are incurred on or prior to the Closing Date.
          (f) New Product Clearance Searches. Between the Closing Date and April 1, 2004, Hitachi shall cooperate with Opto-Device to complete additional clearance searches for modifications to, extensions of or new versions of products listed on Exhibit B to the Stock Purchase Agreement in jurisdictions in which such products will be marketed. If during such clearance searches, the parties discover that such products infringe a third party’s Intellectual Property in such jurisdictions, the parties shall consult and cooperate with each other in determining how to respond to the infringing activities.
          (g) Guaranty.
               (1) Hitachi will use reasonable best efforts to cause its Wholly-Owned Subsidiaries (for so long as they are Wholly-Owned Subsidiaries) to comply with the terms and conditions of this IP License Agreement and Hitachi shall be liable for any breach of such terms and conditions.
               (2) Hitachi will use reasonable best efforts to cause its Wholly-Owned Subsidiaries that cease to remain Wholly-Owned Subsidiaries to comply with the terms and conditions of this IP License Agreement applicable to such entities and Hitachi shall be liable for any breach of such terms and conditions.
Section 8. Representations and Warranties of Opto-Device. Opto-Device hereby represents and warrants to Hitachi as follows:
          (a) Authority. Opto-Device is a corporation duly organized under the laws of Japan. Opto-Device has all requisite corporate power and authority to enter into this IP License Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Opto-Device to authorize the execution, delivery and performance of this IP License Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This LP License Agreement has been duly executed and delivered by Opto-Device and constitutes the valid and binding obligation of Opto-Device, enforceable against Opto-Device in accordance with its terms.
          (b) No Conflicts. The execution and delivery by Opto-Device of this IP License Agreement do not, and the consummation by Opto-Device of the transactions contemplated hereby and compliance by Opto-Device with the terms hereof do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under; (iii) result in the creation of any lien, security interest, charge or encumbrance upon Opto-Device’s capital stock or assets under; (iv) give any third party the right to modify, terminate or accelerate any obligation under; (v) result in a violation of; or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the charter documents of Opto-Device, or any law, statute, rule or regulation to which Opto-Device is subject, or any agreement, instrument, order, judgment or decree to which Opto-Device is subject.
Section 9. Covenants of Opto-Device. Opto-Device covenants as follows:
          (a) Confidentiality
               (i) With respect to (A) any information furnished to Opto-Device pursuant to the Business Transfer Agreement, the Stock Purchase Agreement or this IP License Agreement that Opto-Device reasonably understands to be proprietary or confidential in nature and (B) any other confidential information, in the case of both (A) and (B), relating to Hitachi’s business (other than information relating to the Business), and (C) any confidential information relating to Licensed IP and Third Party License Agreements, Opto-Device shall maintain the confidentiality of all such information in accordance with Opto-Device’s policies for the protection of its own nonpublic information (which policies shall provide at least reasonable protection).
               (ii) The limitations set forth in this Section 9(a) shall not apply with respect to the disclosure of any information: (A) to Opto-Device’s employees, auditors, counsel or other professional advisors, sublicensees of Opto-Device authorized pursuant to the terms of this IP License Agreement or suppliers if Opto-Device or the sublicensees of Opto-Device authorized pursuant to the terms of this IP License Agreement, in their sole discretion, determine that it is reasonably necessary for such party to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 9(a) to the same extent as Opto-Device; (B) as has become or previously was generally available to the public other than by reason of a breach of this Section 9(a) by Opto-Device or has become available to OptoDevice on a non-confidential basis after the Closing; (C) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Opto-Device (it being understood that, to the extent practicable, Opto-Device shall provide Hitachi prompt notice to any such event and cooperate in good faith to enable Hitachi to participate to protect its interest in such confidential information); (D) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; and (E) in order to comply with any law, order, regulation or ruling applicable to Opto-Device. In connection with any employees of Opto-Device (including any Seconded Employees who are hired after the date hereof by Opto Device), Opto-Device will use Commercially Reasonable Efforts to enforce existing confidentiality agreements and rights which Opto-Device is a party to under United States or Japanese law requiring employees to keep trade secrets confidential and to assign intellectual property rights to Opto-Device.
          (b) No Additional Representations. Opto-Device acknowledges that neither Hitachi nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Licensed IP or Third Party

License Agreements except as expressly set forth in this IP License Agreement or the Schedules and Exhibits hereto. Without limiting the generality of the foregoing, Hitachi makes no representation or warranty with respect to the Licensed IP or Third Party License Agreements, express or implied, beyond those expressly made in Section 6, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Licensed IP or Third Party License Agreements and, except for the express representations and warranties of Hitachi contained in Section 6, Opto-Device takes the Licensed IP or Third Party License Agreements on an “as is” and “where is” basis.
          (c) Covenant Not to Sue. Opto-Device herewith covenants not to sue Hitachi for infringement or misappropriation of any Intellectual Property related to the Business, throughout the world. Opto-Device also covenants not to sue sublicensees of Hitachi authorized pursuant to the terms of Sections 2(a) and 4(b) of this IP License Agreement or customers of Hitachi for infringement or misappropriation of any Intellectual Property related to the Business throughout the world; provided, however, covenants not to sue customers of Hitachi shall be applied in accordance with the “exhaustion doctrine” such that it only extends to products or methods provided by Hitachi to customers and shall not extend to any portions of any systems or subsystems or any other customer’s products or methods that incorporate such products or methods provided by Hitachi, to the extent such portions are not covered by the Opto-Device IP, Assigned IP and Licensed IP (to the extent that Opto-Device has a right to sue thereunder).
          (d) Guaranty. Opto-Device will use reasonable best efforts to cause its sublicensees authorized pursuant to Section 3(c) to comply with the terms and conditions of this IP License Agreement applicable to such entities and sublicense, and Opto-Device shall be liable for any breach of such terms and conditions.
Section 10. Mutual Covenants. Hitachi and Opto-Device covenant and agree as follows:
          (a) Consents. Opto-Device acknowledges that certain consents to the transactions contemplated by this IP License Agreement may be required from parties to Third Party License Agreements and such consents have not been obtained. Opto-Device agrees that Hitachi and its Minority-Owned Affiliates shall not have any liability whatsoever to Opto-Device arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any contract as a result thereof. Opto-Device further agrees that no representation, warranty or covenant of Hitachi contained herein shall be breached or deemed breached and no condition of Opto-Device shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. At Opto-Device’s written request prior to the Closing, Hitachi shall cooperate with Opto-Device in any reasonable manner in connection with Opto-Device’s obtaining any such consents; provided, however, that such cooperation shall not include any requirement of Hitachi to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person.

          (b) Non-Transferred License Agreements. With respect to any Third Party License Agreement that may not be properly licensed to Opto-Device because of the failure to obtain a required consent (“Non-Transferred License Agreements”), with respect to which Opto-Device requests Hitachi’s cooperation and with respect to which Hitachi and Opto-Device are unable to obtain a separate agreement between Opto-Device and the other party or parties, OptoDevice shall have the right to require that Hitachi use Commercially Reasonable Efforts to perform any such Non-Transferred License Agreements, to the extent it relates to the Business, as agent for and for the account of Opto-Device, for a period up to six (6) months following the Closing Date; provided that Opto-Device shall indemnify Hitachi for any and all costs, expenses, losses and liabilities incurred by Hitachi or any of its Affiliates in connection with taking such action.
          (c) Press Releases. Each party agrees to consult with the other as to the general nature of any news releases or public statements with respect to the transactions contemplated by this IP License Agreement, and use Commercially Reasonable Efforts not to issue any news releases or public statements inconsistent with results of such consultations. Subject to applicable laws or the rules of any applicable securities exchange, each party shall use Commercially Reasonable Efforts to enable the other party to review and comment on all such news releases prior to the release thereof.
          (d) Commercially Reasonable Efforts. Subject to the terms of this IP License Agreement, each party will use its Commercially Reasonable Efforts to satisfy all of the conditions set forth in this IP License Agreement and to cause the Closing and this IP License Agreement to occur.
          (e) Injunctive Relief. The parties acknowledge and agree that money damages would be inadequate to remedy any breach of the confidentiality obligations in Sections 7(c) and 9(a) and that the non-breaching party shall be entitled to obtain equitable or other remedies with respect to any such breach, including injunctive relief.
Section 11. Indemnification.
          (a) Previously Disclosed Claims. Notwithstanding anything to the contrary herein, with respect to the written claims of Intellectual Property infringement previously disclosed to the counsel of OpNext, Opto-Device and their respective Subsidiaries (the “OpNext Parties”), Hitachi shall defend and indemnify the OpNext Parties with respect to any claims or Losses suffered or incurred by the OpNext Parties as a result of or arising from such previously written claims regardless of the timing of such claims or Losses, and shall ensure that such claims will be resolved in a manner that does not adversely affect the ongoing business of OptoDevice. Furthermore, none of the limitations or other provisions set forth in Section 11(f) below will apply to the foregoing indemnification obligations. Hitachi shall consult and cooperate with Opto-Device in determining whether any claim directly related to the previously disclosed claims referenced to in the preceding sentences shall be covered by the indemnity set forth in this section.

          (b) Intellectual Property Indemnification and Defense.
               (i) Before Closing. Hitachi shall indemnify Opto-Device and its Affiliates and each of their respective officers, directors, members, stockholders, partners and employees (as applicable) and hold them harmless from any Losses suffered or incurred by any such Indemnified Party from any third party patent and copyright infringement claims and trade secret misappropriation claims regarding products, processes or methods related to the Business as it was conducted prior to the Closing regardless of the timing of such third party’s claim; provided, however, that such infringement is not attributable to any Opto-Device IP.
               (ii) After Closing.
               (1) With respect to third party patent or copyright infringement claims or trade secret misappropriation claims regarding products, processes or methods related to the Business as it is conducted after the Closing, Hitachi and Opto-Device shall jointly defend such action but only to the extent that such claim involves Assigned IP or Licensed IP.
               (2) If a third party patent or copyright infringement claim or trade secret misappropriation claim is made against Opto-Device and its Affiliates and each of their respective officers, directors, members, stockholders, partners and employees (as applicable) for a new product design, process or method that is developed after the Closing Date, Hitachi shall be responsible for the settlement amount of any such claim (provided that prior written approval is obtained) or the resulting liability of any such claim only to the extent such claim results from a product design sold by the Business as of the Closing Date, Assigned IP or Licensed IP, while Opto-Device shall be responsible for the settlement amount of any such claim (provided that prior written approval is obtained) or the resulting liability of any such claim to the extent that it is caused by the product design introduced by Opto-Device irrespective of whether such OptoDevice product design is covered by Assigned IP or Licensed IP. For avoidance of doubt and notwithstanding the foregoing, the indemnity under this Section 11(b)(ii) shall not apply to any infringement or misappropriation claims that do not involve such products, processes or methods described above. To the extent there is a dispute regarding the allocation of the parties’ liabilities under this subsection, the parties shall negotiate in good faith, in accordance with the terms set forth in Section 12, what the allocation of liability should be. If the parties are unable to agree even after good faith negotiations, the parties shall submit the issue to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (c) Indemnification by Hitachi. From and after the Closing, Hitachi shall indemnify Opto-Device and its Affiliates and each of their respective officers, directors, members, stockholders, partners and employees (as applicable) and hold them harmless from any loss, liability, damage or expense (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any such Indemnified Party to the extent arising from: (i) any breach of any representation or warranty of Hitachi contained in this IP License Agreement that survives the Closing Date; and (ii) any breach of any covenant of Hitachi contained in this IP License Agreement requiring performance before or after the Closing Date.

          (d) Indemnification by Opto-Device. From and after the Closing, Opto-Device shall indemnify Hitachi and its Affiliates and each of their respective officers, directors, members, stockholders, partners and employees (as applicable) against and hold them harmless from any Losses suffered or incurred by any such Indemnified Party to the extent arising from: (i) any breach of any representation or warranty of Opto-Device contained in this IP License Agreement that survives the Closing Date; and (ii) any breach of any covenant of Opto-Device contained in this IP License Agreement requiring performance before or after the Closing Date; and (iii) any obligation, liability, action, suit, claim or other proceeding that arises directly or indirectly out of the operation of the Business or use of the Assigned IP or Licensed IP on or after the Closing or the manufacture, distribution, marketing or sale of the Products at any time on or after the Closing. For avoidance of doubt and notwithstanding the foregoing, the indemnity under this Section 11(d) shall not apply to any infringement or misappropriation claims that are covered under Section 11(b)(ii) above.
          (e) Losses Net of Insurance. The amount of any and all Losses under this Section 11 shall be determined net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.
          (f) Limitations on Indemnification. Notwithstanding the foregoing, in no event shall either party indemnify the other party under Section 11(b), 11(c)(i) and 11(d)(i) and (iii) of this IP License Agreement or Sections 17(a)(i), 17(a)(iv), 17(b), 17(c), 17(d)(i) and 17(d)(vi) (as Sections 17(a) and 17(d) relate to Assigned IP, Licensed IP or any other Intellectual Property relevant to the Business) of the Stock Purchase Agreement for claims brought on or after one (1) year from the Closing Date. Neither party shall have any liability under Section 11(b), 11(c)(i) and 11(d)(i) and (iii) of this IP License Agreement or Sections 17(a)(i), 17(a)(iv), 17(b), 17(c), 17(d)(i) and 17(d)(vi) (as Sections 17(a) and 17(d) relate to Assigned IP, Licensed IP or any other Intellectual Property relevant to the Business) of the Stock Purchase Agreement, unless the aggregate of all Losses for which the indemnifying party would, but for this proviso, be liable, exceeds on a cumulative basis an amount equal to fifty million Yen (¥ 50,000,000), and then only to the extent of any such excess; provided further, that the indemnifying party’s liability under Sections 11(b), 11(c)(i) and 11(d)(i) and (iii) of this IP License Agreement or Sections 17(a)(i) and 17(a)(iv), 17(b), 17(c) and 17(d)(i) and 17(d)(vi) (as Sections 17(a) and 17(d) relate to Assigned IP, Licensed IP or any other Intellectual Property relevant to the Business) of the Stock Purchase Agreement or Sections 8(g)(i), 8(h) and 8(i)(i) of the OpNext Japan R&D Agreement in the aggregate shall in no event exceed one billion Yen (¥ 1,000,000,000). The parties further agree that neither party shall be entitled to assert any claim against the indemnifying party for indemnification of Losses unless the aggregate Losses asserted in such claim equal or exceed three million Yen (¥ 3,000,000). To the extent there is a dispute as to whether an asserted claim (i) exceeds the three million Yen (¥ 3,000,000) threshold and/or (ii) exceeds on a cumulative basis an amount equal to fifty million Yen (¥ 50,000,000) that has not been resolved within thirty (30) days after the claim has been asserted, the parties shall refer the dispute to a partner from an internationally recognized accounting or consulting firm reasonably acceptable to the parties or to any individual from a valuation firm reasonably acceptable to the parties, and such partner or individual shall provide within sixty (60) days a binding resolution to such dispute. The party disputing the sufficiency of the claim shall bear all costs associated with the resolution of the dispute; provided, however, that if the party disputing the sufficiency of the claim prevails, both parties shall share the costs of resolving such dispute.
          (g) Procedures Relating to Indemnification. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this IP License Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court filings and related papers) received by the Indemnified Party relating to the Third Party Claim. If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefore, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party and to settle such suit, action, claim or proceeding in its discretion with a full release of the Indemnified Party and no admission of criminal liability. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Section 11. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the indemnifying party has substantially and materially failed to defend, contest or otherwise protest in a timely manner against Third Party Claims. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld, unreasonably delayed or unreasonably conditioned.

          (h) Duty to Mitigate. With respect to any indemnification provided pursuant to this Section 11, the Indemnified Party shall have the duty to mitigate any damages resulting from such Third Party Claim of infringement or misappropriation. In addition, Opto-Device shall make Commercially Reasonable Efforts to conduct appropriate clearance searches during the design process and prior to putting a new product on the market in accordance with mutually agreed upon procedures for new product release searches. Within one hundred and eighty (180) days from the Closing Date, Hitachi and Opto-Device shall mutually agree upon the procedures to be adopted for conducting new product release searches and the parties will consider whether the procedures previously agreed to with respect to OpNext Japan could be adopted for OptoDevice. Between the Closing Date and April 1, 2004, during the design process and prior to putting modifications to, extensions of or new versions of products listed on Exhibit B to the Stock Purchase Agreement on the market, Hitachi will cooperate with Opto-Device to conduct appropriate clearance searches. Hitachi shall provide Opto-Device with copies of the results of searches performed in the past two (2) years by Hitachi with respect to Licensed IP.
Section 12. Dispute Resolution. In the event of any dispute under this IP License Agreement, as a condition precedent to either party seeking arbitration (except for actions seeking injunctive relief), the parties will attempt to resolve such dispute by good faith negotiations. Such negotiations shall first involve the individuals designated by the parties as having general responsibility for the IP License Agreement. If such negotiations do not result within thirty (30) days from written notice of either party indicating that a dispute exists (a “Dispute Notice”) in a resolution of the dispute, Opto-Device shall nominate one (1) corporate officer of the rank of vice president or higher and Hitachi shall nominate one (1) corporate officer of the rank of Board Director or higher, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute. In the event such nominated individuals are unable to resolve the dispute within forty-five (45) days of receipt by either party of a Dispute Notice, a party shall refer the matter to arbitration (except for actions seeking injunctive relief) pursuant to the arbitration procedures set forth in Exhibit B to this IP License Agreement. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B hereto.
Section 13. Assignment. Except as set forth below, this IP License Agreement and any rights and obligations hereunder shall not be assignable or transferable by Opto-Device or Hitachi or Wholly-Owned Subsidiaries (whether or not it is a Wholly-Owned Subsidiary at the time) of Opto-Device or Hitachi (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Opto-Device or Hitachi or Wholly-Owned Subsidiaries of Opto-Device or Hitachi) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect; provided, however, that this IP License Agreement, in its entirety, shall be assignable by Opto-Device (or any successor to Opto-Device) to OpNext or any Wholly-Owned Subsidiary of OpNext.
Section 14. Third-Party Beneficiaries. Opto-Device and Hitachi acknowledge and agree that this IP License Agreement is intended not only for the benefit of themselves, their Subsidiaries and for purposes of Section 3(c)(ii), 7(c)(iii) and 10(a) their Minority-Owned Affiliates but also for the benefit of OpNext and OpNext’s Subsidiaries and Minority-Owned Affiliates.

Section 15. Termination. This Agreement will terminate automatically and be of no further force or effect upon the termination of the Stock Purchase Agreement; provided, however, that the following provisions of this IP License Agreement survive termination of this IP License Agreement: (i) Sections 7(c) and 10(e) relating to the obligation of Hitachi to keep confidential certain information and data and injunctive relief for failure to do same, respectively; (ii) Sections 9(a) and 10(e) relating to the obligation of Opto-Device to keep confidential certain information and data and injunctive relief for failure to do same, respectively; (iii) Section 10(c) relating to press releases; (iv) Sections 11(a), 11(b), 11(c), 11(d) and 11(f) relating to indemnification; and (v) Section 17 relating to expenses.
Section 16. Survival of Representations and Warranties. The representations and warranties contained in this IP License Agreement and in any other document delivered in connection herewith shall survive the Closing and shall terminate at the close of business on the first (1st) anniversary of the Closing Date.
Section 17. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this IP License Agreement, all costs and expenses incurred in connection with this IP License Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
Section 18. Export Control. Each party shall comply or have its Subsidiaries or Affiliates comply with any applicable export laws and regulations and obtain any and all export licenses and/or governmental approvals, if necessary. In the event a licensee (under Sections 2 and 3 above) is unable to obtain any required export license or other governmental approval, and as a result the licensor (under Sections 2 and 3 above) suffers or will suffer irreparable harm as a result of the licensee’s failure, the parties acknowledge and agree that money damages would be inadequate and that the licensor shall be entitled to obtain injunctive or other similar equitable remedies with respect to any such breach.
Section 19. Amendment and Waiver. No amendment of any provision of this IP License Agreement shall be valid unless the same shall be in writing and signed by Opto-Device and Hitachi. The failure of any party to enforce any of the provisions of this IP License Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this IP License Agreement in accordance with its terms.
Section 20. Notices. Any notice provided for in this IP License Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, seven (7) days after deposit in the U.S. mail or Japanese mail and three (3) days after deposit with a reputable overnight courier service. The addresses for Opto-Device and Hitachi are:

If to Opto-Device:
Opto-Device, Ltd.
6-2 Otemachi 2-chome
Chiyoda-ku
Tokyo 100-0004 Japan
with a copy, which will not constitute notice to Opto-Device, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr., Esq.
with a copy, which will not constitute notice to Opto-Device, to:
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017-3954
Attention: I. Scott Gottdiener, Esq.
If to Hitachi:
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: Senior Group Executive, Semiconductor and Integrated Circuits Group
with a copy, which will not constitute notice to Hitachi, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr., Esq.
Fax: (312) 861-2200
with a copy, which will not constitute notice to Hitachi, to:
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017-3954
Attention: I. Scott Gottdiener, Esq.
Fax: (212) 455-2502
Section 21. Interpretation. The headings and captions contained in this IP License Agreement, in any Exhibit or Schedule hereto and in the table of contents to this IP License

Agreement are for reference purposes only and do not constitute a part of this IP License Agreement. The use of the word “including” herein shall mean “including without limitation.”
Section 22. Counterparts. This IP License Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 23. Entire Agreement. Except as otherwise expressly set forth herein and except as set forth in the other agreements executed in connection with the Stock Purchase Agreement, this IP License Agreement and the other agreements executed in connection with the Stock Purchase Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of all of the agreements executed in connection with the Stock Purchase Agreement shall be construed to give effect to the provisions of all of the agreements to the greatest extent possible.
Section 24. Relationship to Other Agreements. The parties acknowledge and agree that the Stock Purchase Agreement sets forth additional terms and conditions and obligations of the parties with respect to Assigned IP and Licensed IP. The provisions of the Business Transfer Agreement and Stock Purchase Agreement shall be construed to give effect to the provisions of both agreements to the greatest extent possible.
Section 25. Schedules or Exhibits. The disclosures set forth in any of the Schedules or Exhibits attached hereto that related to any exception to a particular representation and warranty made hereunder shall be taken to relate to each other Schedule or Exhibit setting forth an exception to a representation and warranty made hereunder to the extent it is reasonable to expect that such disclosure relates to such other representation and warranty. The inclusion of information in the Schedules or Exhibits hereto shall not be construed as an admission that such information is material to the Licensed IP, the Business or Hitachi. In addition, matters reflected in the Schedules or Exhibits are not necessarily limited to matters required by this IP License Agreement to be reflected in such Schedules or Exhibits. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Hitachi shall have the right to supplement, modify or update the Schedules or Exhibits hereto to reflect changes in the ordinary course of the Business prior to the Closing Date.
Section 26. No Strict Construction. Notwithstanding the fact that this IP License Agreement has been drafted or prepared by one of the parties, Hitachi and OpNext confirm that they and their respective counsel have reviewed, negotiated and adopted this IP License Agreement as the joint agreement and understanding of the parties, and the language used in this IP License Agreement shall be deemed to be language chosen by the parties hereto to express their mutual intent and no rule of construction shall be applied against any Person.
Section 27. Severability. Whenever possible, each provision of this IP License Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this IP License Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this IP License Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this IP License Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 28. Governing Law. Except for the last two (2) sentences of Section 3(a), Section 5(c), Sections 6(a)(i), 6(a)(ii) and 6(e), Sections 7(c)(iii), 7(d) and 7(e) and Sections 10(a) and 10(b), this IP License Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of Japan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Japan. The last two (2) sentences of Section 3(a), Section 5(c), Sections 6(a)(i), 6(a)(ii) and 6(e), Sections 7(c)(iii), 7(d), and 7(e) and Sections 10(a) and 10(b) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of New York. Regardless of the law applied, because this contract is in English, the terms and conditions of this contract will be interpreted in accordance with the meaning of the words in American colloquial English.
Section 29. Submission to Jurisdiction; Waivers. With respect to disputes not required to be submitted to arbitration hereunder (including actions seeking injunctive relief), each party to this IP License Agreement (including any third-party beneficiaries to this IP License Agreement) hereby irrevocably and unconditionally:
                         (i) submits for itself and its property in any legal action or proceeding relating to this IP License Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Japan situated in Tokyo, Japan;
                         (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
                         (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by the laws of Japan; and
                         (iv) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 30. Delivery by Facsimile. This IP License Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.
Section 31. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this IP License Agreement as if set forth in full herein.
Section 32. Recordation. This IP License Agreement effects a license of rights in certain Intellectual Property and may be recorded in appropriate recordal repositories to evidence such license of rights.
Section 33. Third Parties. Unless otherwise expressly provided, no provisions of this IP License Agreement are intended or shall be construed to confer upon or give to any Person or entity other than the parties hereto, any rights, remedies or other benefits hereunder nor to constitute a waiver or release of any claims or other rights against any Person or entity.
Section 34. Survival. To the extent the terms of this IP License Agreement provide for rights, interest, duties, claims, undertakings and obligations subsequent to the termination or expiration of this IP License Agreement, other than a termination caused by the termination of the Stock Purchase Agreement, such terms of this IP License Agreement shall survive such termination or expiration, including but not limited to the terms of Sections 1, 2 (to the extent the provision allows for post-termination or post-expiration license), 3 (to the extent the provision allows for post-termination or post-expiration license), 4 (to the extent the provision allows for post-termination or post-expiration license), 5 (to the extent the provision and the Third Party License Agreement allows for post-termination or post-expiration license), 6 (subject to the one year survival period from the Closing Date), 7(c), 8 (subject to the one year survival period from the Closing Date), 9(a), 10, 11(a), 11 (subject to the one year survival period from the Closing Date, if applicable), 12, 16, 17, 18, 19, 20, 21, 23, 24, 25, 26, 27, 28, 29, 31 and 34.
Section 35. Hitachi Communication Technologies, Ltd. For purposes of this IP License Agreement, the defined term “Wholly-Owned Subsidiary” shall not include Hitachi’s Wholly-Owned Subsidiary, Hitachi Communication Technologies, Ltd.
* * * * *

SIGNATURE PAGE TO IP LICENSE AGREEMENT
          IN WITNESS WHEREOF, the parties have caused this IP License Agreement to be executed by their duly authorized officers as of the date first written above.

OPTO-DEVICE, LTD.
By:	/s/ Yasutoshi Kashiwada
Yasutoshi Kashiwada
President

HITACHI, LTD.
By:	/s/ Satoru Ito
Satoru Ito
President and Chief Executive Officer, Semiconductor & Integrated Circuits

FIRST AMENDMENT TO OPTO-DEVICE IP LICENSE AGREEMENT
     THIS FIRST AMENDMENT TO OPTO-DEVICE IP LICENSE AGREEMENT (this “Amendment”) is entered into as of October 27, 2006 (the “Amendment Date”), by and between Hitachi, Ltd., a corporation existing under the laws of Japan (“Hitachi”) and Opnext Japan, Inc., a corporation existing under the laws of Japan (“Opnext Japan”) and a Wholly Owned Subsidiary of Opnext, Inc., a Delaware corporation (“Opnext, Inc.”). All capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the IP License Agreement (as defined below).
RECITALS
     WHEREAS, Hitachi and Opto-Device Limited, a corporation organized under the laws of Japan (“Opto-Device”) have entered into that certain Intellectual Property License Agreement dated as of October 1, 2002 (the “IP License Agreement”);
     WHEREAS, Opnext Japan is the successor by merger to Opto-Device and seeks to affirm Hitachi’s consent to the assignment of the IP License Agreement from Opto-Device to Opnext Japan; and
     WHEREAS, Hitachi and Opnext Japan desire to enter into this Amendment to amend the IP License Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:
Section 1. Consent to Assignment.
          Hitachi hereby acknowledges and consents to the assignment of the IP License Agreement from Opto-Device to Opnext Japan. References to Opto-Device throughout the IP License Agreement shall be amended to refer to Opnext Japan. Opnext Japan hereby acknowledges and consents to the assignment of certain of the Licensed Intellectual Property Rights and Future Hitachi IP to Renesas Technology Corp. Notwithstanding the foregoing, Hitachi shall remain responsible for Renesas Technology Corp.’s compliance with the IP License Agreement with respect to the Renesas Licensed IP (as defined below).
Section 2. Amendment Date.
          This Amendment shall be effective as of the Amendment Date. This Amendment and any amendments made to the provisions of the IP License Agreement hereunder shall have no retroactive effect.

     Section 3. Amendment.
          (1) Section 1(q) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 1(q):
               (q) “Licensed IP” means Hitachi Licensed IP and Renesas Licensed IP, collectively.
          (2) Section 1 of the IP License Agreement is hereby amended by adding the following clauses:
               (gg) “Hitachi Licensed IP” means Licensed Intellectual Property Rights other than Renesas Licensed IP.
               (hh) “Licensed Intellectual Property Rights” shall have the meaning set forth in Section 3(a) of this IP License Agreement.
               (ii) “Renesas Licensed IP” means that portion of the Licensed Intellectual Property Rights and Future Hitachi IP that was transferred as part of the corporate spin-off of SIC by Hitachi to Renesas Technology Corp. on April 1, 2003. For the avoidance of doubt, Renesas Licensed IP does not include any Intellectual Property that was created by Renesas Technology Corp. after April 1, 2003 or any Intellectual Property that was acquired by Renesas Technology Corp. from any Person other than Hitachi.
               (jj) “Opnext Entity” means Opnext Japan and its Wholly-Owned Subsidiaries and Opnext, Inc. and its Wholly-Owned Subsidiaries.
          (3) Section 2(a) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 2(a):
               (a) License. Opnext Japan shall license, and does hereby license effective as of the Closing Date, the Assigned IP back to Hitachi and its Wholly-Owned Subsidiaries on a fully paid-up, non-exclusive, perpetual and irrevocable basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Assigned IP. For the avoidance of doubt, this IP License Agreement does not grant Hitachi or its Wholly-Owned Subsidiaries the right to sublicense the Assigned IP and Hitachi and its Wholly-Owned Subsidiaries shall not have the right to sublicense the Assigned IP without the prior written consent of Opnext Japan, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned.
          (4) Section 2(b) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 2(b):

               (b) License Term. The license to Assigned IP shall be irrevocable and: (i) with respect to patent rights, shall survive for so long as any applicable patent is valid; and (ii) with respect to all other Assigned IP, shall be perpetual.
          (5) Section 3(a) of the IP License Agreement is hereby amended by deleting the first sentence of Section 3(a) and replacing it with the following sentence:
               (a) Definition. “Licensed Intellectual Property Rights” shall mean: (i) existing, issued patents and pending patent applications of Hitachi filed prior to the tenth (10th) anniversary of the Closing Date (including all extensions, reexaminations, reissues, continuations and renewals related thereto) covering the products of the Business listed on Exhibit B to the Stock Purchase Agreement and processes of the Business, throughout the world, which cannot be transferred to Opnext Japan due to Hitachi’s reasonable requirements to use such Intellectual Property in other Hitachi business units; and (ii) all know-how and other Intellectual Property used in connection with the Business in whatever form that was not capable of assignment pursuant to the provisions of the Business Transfer Agreement due to Hitachi’s reasonable requirements to use such Intellectual Property in other Hitachi business units (e.g., product specifications, manufacturing processes, quality control procedures, instruction and/or operating, maintenance and safety materials and drawings, test procedures, test data, sources of material and supplies and the like).
          (6) Section 3(b)(ii) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 3(b)(ii):
               (ii) Termination Conditions. Subject to Section 3(d), such license shall not be terminated or its exploitation enjoined, until and unless: (i) Opnext Japan has committed a material breach of its obligations under this IP License Agreement, Hitachi has given written notice of such breach to Opnext Japan and such breach remains uncured after sixty (60) days of receiving notice of such breach (the “Cure Period”), or, in the case of a breach that cannot be cured within such Cure Period, Opnext Japan has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) Opnext Japan has committed an incurable material breach. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which Opnext Japan has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, (i) the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to determine the appropriate remedy, and (ii) Opnext Japan shall provide an on-going plan to address the prevention of such a breach occurring again reasonably acceptable to Hitachi within sixty (60) days of written notice of the breach and shall implement and comply with such plan within the time period set forth in such plan. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (7) Section 3(c)(ii) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 3(c)(ii):
               (ii) Minority-Owned Affiliates.
               (A) Opnext Japan shall be permitted to further sublicense the Hitachi Licensed IP to its and Opnext, Inc.’s Minority-Owned Affiliates, subject to approval by Hitachi, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by Hitachi that will be agreed to by the parties in writing.
               (B) Opnext Japan shall be permitted to further sublicense the Renesas Licensed IP to its Minority-Owned Affiliates, subject to approval by Hitachi, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by Hitachi that will be agreed to by the parties in writing.
          (8) Section 3(c)(iii) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 3(c)(iii):
               (iii) Customers.
               (A) Opnext Japan, its Wholly-Owned Subsidiaries, Opnext, Inc. and its Wholly-Owned Subsidiaries shall be permitted to further sublicense the Hitachi Licensed IP to their respective customers as necessary or appropriate in connection with the completion of the applicable Opnext Entity’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with the applicable Opnext Entity’s customers to be manufactured and sold by the applicable Opnext Entity to such customers, provided the applicable Opnext Entity proposes the terms and conditions of such sublicense to Hitachi and agrees that such sublicense shall be subject to Hitachi’s exercise of one (1) of the following options in Hitachi’s sole discretion, with respect to the terms and conditions proposed by the applicable Opnext Entity: (i) Hitachi may consent to the sublicense terms and conditions as is; (ii) Hitachi may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) Hitachi may enter into a direct license with the applicable Opnext Entity’s customer under the same terms and conditions as the applicable Opnext Entity’s proposed sublicense; (iv) Hitachi may propose to enter into a direct license with the applicable Opnext Entity’s customer under reasonably modified terms and conditions; or (v) Hitachi may commence discussions with the applicable Opnext Entity to reach a resolution of Hitachi’s concerns with respect to such sublicense, if Hitachi believes such sublicense is not in the best interest of the parties. Hitachi shall have the sole discretion to determine which of the five (5) foregoing options Hitachi will exercise in each case. With respect to Hitachi’s exercise of one (1) of the five (5) foregoing options, Hitachi agrees to provide consents to and/or notify the applicable Opnext Entity of Hitachi’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from the applicable Opnext Entity. In the event that Hitachi exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of Hitachi’s provision of such a response to the applicable Opnext Entity; provided, however, Hitachi shall not contact the applicable Opnext Entity customers that are the subject of negotiations between Hitachi and Opnext Japan, without the prior consent of the applicable Opnext Entity prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
               In addition, Hitachi agrees that for the avoidance of doubt the rights provided for in this Section 3(c)(iii)(A) are in no way meant to limit the rights of Opnext Japan in Section 3(b)(i).
               (B) Opnext Japan shall be permitted to further sublicense the Renesas Licensed IP to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with Opnext Japan’s customers to be manufactured and sold by Opnext Japan to such customers, provided Opnext Japan proposes the terms and conditions of such sublicense to Hitachi and agrees that such sublicense shall be subject to Hitachi’s exercise of one (1) of the following options in Hitachi’s sole discretion, with respect to the terms and conditions proposed by Opnext Japan: (i) Hitachi may consent to the sublicense terms and conditions as is; (ii) Hitachi may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) Hitachi may enter into a direct license with Opnext Japan’s customer under the same terms and conditions as Opnext Japan’s proposed sublicense; (iv) Hitachi may propose to enter into a direct license with Opnext Japan’s customer under reasonably modified terms and conditions; or (v) Hitachi may commence discussions with Opnext Japan to reach a resolution of Hitachi’s concerns with respect to such sublicense, if Hitachi believes such sublicense is not in the best interest of the parties. Hitachi shall have the sole discretion to determine which of the five (5) foregoing options Hitachi will exercise in each case. With respect to Hitachi’s exercise of one (1) of the five (5) foregoing options, Hitachi agrees to provide consents to and/or notify Opnext Japan of Hitachi’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from Opnext Japan. In the event that Hitachi exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of Hitachi’s provision of such a response to Opnext Japan; provided, however, Hitachi shall not contact such Opnext Japan customers that are the subject of negotiations between Hitachi and Opnext Japan, without the prior written consent of Opnext Japan prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (9) Section 3(d) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 3(d):
               (d) License Term. The licenses to Licensed IP and Future Hitachi IP shall be irrevocable and: (i) with respect to patent rights, shall survive for so long as any applicable patent is valid; and (ii) with respect to all other Licensed IP or Future Hitachi IP, shall be perpetual. Notwithstanding the foregoing, if one (1) of the conditions set forth in Section 3(b)(ii) is met, (x) Hitachi may terminate the licenses to Licensed IP and Future Hitachi IP developed or filed on or after the effective date of termination and (y) the licenses granted Opnext Japan to Licensed IP and Future Hitachi IP developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions set forth herein.
          (10) Section 4(b)(i) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 4(b)(i):
               (i) Termination Conditions. Subject to Section 4(c), such license shall not be terminated or its exploitation enjoined, until and unless: (i) Hitachi has committed a material breach of its obligations under this IP License Agreement, Opnext Japan has given written notice of such breach to Hitachi and such breach remains uncured after the Cure Period, or, in the case of a breach, which cannot be cured within such Cure Period, Hitachi has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) Hitachi has committed a material breach which is incurable. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which Hitachi has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, (i) the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit B hereto to determine the appropriate remedy, and (ii) Hitachi shall provide an on-going plan to address the prevention of such a breach occurring again reasonably acceptable to Opnext Japan within sixty (60) days of written notice of the breach and shall implement and comply with such plan within the time period set forth in such plan. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B.
          (11) Section 4(c) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 4(c):
               (c) License Term. The license to Opnext Japan IP shall be irrevocable and: (i) with respect to patent rights, shall survive for so long as any applicable patent is valid; and (ii) with respect to all other Opnext Japan IP, shall be perpetual. Notwithstanding the foregoing, if one (1) of the conditions set forth in Section 4(b)(i) is met, (x) Opnext Japan may terminate the license to Opnext Japan IP developed or filed on or after the effective date of termination and (y) the license granted Hitachi to Opnext Japan IP developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions set forth herein.
          (12) Section 5(e) of the IP License Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 5(e):
               (e) Termination of Obligations. The obligations set forth in this Section 5 shall terminate upon the later of: (i) the date that is one hundred and eighty (180) days after the date when Opnext, Inc. ceases to be a Subsidiary of Hitachi, and (ii) the first anniversary of any Initial Public Offering of Opnext, Inc. (the “Negotiation Period”), provided that, if negotiations are ongoing with respect to any license and within thirty (30) days of the end of the Negotiation Period, Opnext Japan provides a written request to Hitachi for an extension of the Negotiation Period for such time as is required to complete negotiations for such license, but no longer than one hundred and eighty (180) days, the Negotiation

Period for such license shall automatically be extended for such requested time period, not to exceed one hundred and eighty (180) days. Additionally, for so long as Hitachi owns twenty percent (20%) or more of the voting securities of Opnext, Inc., Opnext Japan may submit a written request to Hitachi once every six (6) month period regarding whether Hitachi has entered into (or has entered into negotiations for) a Future Third Party License Agreement with a specified third party, and Hitachi will confirm whether or not Hitachi has entered into (or has entered into negotiations for) a Future Third Party License Agreement with such specified third party.
          (13) Section 13 of the IP License Agreement is hereby amended by adding the following clause at the end:
               For the avoidance of doubt, the parties agree that an Initial Public Offering (as defined in the Stockholders’ Agreement) shall not require the consent of Hitachi.
          (14) Section 15 of the IP License Agreement is hereby amended by adding the following clause at the end:
               and (vi) any licenses to Intellectual Property that exists and is subject to any licenses granted hereunder prior to the effective date of any termination of this IP License Agreement.
          (15) A new Section 36 is hereby added to the IP License Agreement which provides as follows:
               Section 36. Injunctive Relief. Each party acknowledges and agrees that the other party’s Intellectual Property and Confidential Information are valuable property of such other party and that a material breach of this IP License Agreement (including unauthorized use of Intellectual Property or disclosure of Confidential Information) will cause irreparable injury for which the injured party does not have an adequate remedy at law and for which monetary remedies are not sufficient. Each party shall be entitled to seek equitable relief (including the granting of injunctive relief in that party’s favor) without the obligation of posting a bond if the other party makes or threatens a material breach of this IP License Agreement (including unauthorized use of Intellectual Property or disclosure of Confidential Information). Each party agrees that equitable relief is not exclusive of other remedies to which the other party may be entitled at law or in equity as a result of any such material breach of this IP License Agreement (including any unauthorized use of Intellectual Property or disclosure of Confidential Information).
          (16) A new Section 37 is hereby added to the IP License Agreement which provides as follows:

               Section 37. Bankruptcy. The parties agree that if a party becomes a debtor or debtor-in-possession under Title 11 of the United States Code (the “Bankruptcy Code”): (i) in the event of a rejection or proposed rejection of this IP License Agreement under Section 365 of the Bankruptcy Code, any and all rights licensed pursuant to this IP License Agreement shall be deemed to fall within the definition of “intellectual property” under Section 101 of the Bankruptcy Code and, in connection therewith, Section 365(n) of the Bankruptcy Code shall be implicated by such rejection or proposed rejection; and (ii) notwithstanding Section 365(c) of the Bankruptcy Code or applicable non-bankruptcy law which prohibits, restricts or conditions the assignment or assumption of this IP License Agreement or any of the rights therein, but subject to the debtor-in-possession or trustee, as applicable, otherwise complying with the requirements of Section 365 of the Bankruptcy Code for assumption, the debtor-in-possession or trustee in bankruptcy may assume this IP License Agreement. The parties agree that if a party files for bankruptcy under the laws of any other jurisdiction, the terms of this section will apply to the extent necessary to preserve the rights provided in this section.
Section 4. No Other Amendments.
          Except as expressly set forth herein, all other terms and conditions of the IP License Agreement shall remain unmodified, in full force and effect and shall apply to this Amendment.
Section 5. Governing Law.
          This Amendment shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of Japan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than of Japan. Regardless of the law applied, because this contract is in English, the terms and conditions of this contract will be interpreted in accordance with the meaning of the words in American colloquial English, notwithstanding any meaning of any word when translated into its Japanese equivalent.
Section 6. Dispute Resolution.
          In the event of any dispute under this Amendment, as a condition precedent to either party seeking arbitration, in connection therewith, the parties will attempt to resolve such dispute by good faith negotiations (except for actions seeking injunctive relief). Such negotiations shall first involve the individuals designated by the parties as having general responsibility for the IP License Agreement. If such negotiations do not result within thirty (30) days from written notice of either party indicating that a dispute exists (a “Dispute Notice”) in a resolution of the dispute, Opnext Japan shall nominate one (1) corporate officer of the rank of vice president or higher and Hitachi shall nominate one (1) corporate officer of the rank of Board Director or higher, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute. In the event the corporate executives are unable to resolve the dispute within forty-five (45) days of receipt by either party of a Dispute Notice, a party may refer the matter to arbitration (except in the case of disputes arising under Section 11(c) or Section 36 of the IP License Agreement for which the parties may seek injunctive relief). In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit B to the IP License Agreement.
Section 7. Interpretation.
          The headings and captions contained in this Amendment and in any Exhibit are for reference purposes only and do not constitute a part of this Amendment. The use of the word “including” herein shall mean “including without limitation.”
Section 8. Severability.
          Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Amendment in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 9. Counterparts.
          This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
* * * * *

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the Amendment Date.

OPNEXT JAPAN, INC.	HITACHI, LTD.

/s/ Kei Oki	/s/ Naoya Takahashi
Name: Kei Oki	Name: Naoya Takahashi
Title: President	Title: Vice President and Executive Officer
SIGNATURE PAGE TO FIRST AMENDMENT TO OPTO-DEVICE IP LICENSE AGREEMENT

January 29, 2007
Harry L. Bosco
Chief Executive Officer
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
Re: Intellectual Property License Agreement (the “IPLA”) between Hitachi, Ltd.

(Hitachi) and Opnext, Japan, Inc. (“Opnext Japan”)
Dear Mr. Bosco,
     This letter is in regard to the IPLA. In connection with the IPLA, Hitachi has used commercially reasonable effort under the IPLA, has secured and is in the process of securing agreements in connection with certain of Hitachi’s cross license agreements with third parties, to extend such licenses to Opnext, Inc. (“Opnext”) to the extent as stipulated therein, in the event that Hitachi’s equity ownership in Opnext drops below 50%. The copies of the third party license agreements and such extensions that Hitachi has provided to Opnext as highly confidential information, are true and complete, with very limited elimination of portions unrelated to Opnext. Hitachi hereby agrees that Opnext is a third party beneficiary of such license agreements, and that Hitachi will cooperate with Opnext to enforce Opnext’s rights under such license agreements. Further, Hitachi will not make any changes to the above license agreements that adversely affect Opnext’s rights under such license agreements. Finally, unless stated in the copies of the agreements or the extensions which Hitachi has provided to Opnext, such licenses are royalty free.

Sincerely,
/s/ Hisashi Kumazaki
Name:	Hisashi Kumazaki
Title:	Manager, IP Licensing Department I Intellectual Property Group, Hitachi, Ltd.

EXHIBIT A
LIST OF MATERIAL PATENTS
Attached.

A-1

EXHIBIT B
ARBITRATION PROCEDURES
a.	Appointment of Arbitrators. The arbitration shall be heard and determined by a panel of three (3) persons. Each party shall have the right to designate one (1) member of the panel. The party requesting arbitration shall communicate its request in writing, identifying the nature of the dispute and the name of its arbitrator, to the other party (“Arbitration Request”). The other party shall then name, in writing, its arbitrator within fifteen (15) Business Days (as defined in the Stock Purchase Agreement) after receipt of the Arbitration Request. Failure or refusal of the other party to name its arbitrator within the fifteen (15) day time period shall empower the only appointed arbitrator to name the second arbitrator. Within twenty-five (25) Business Days after the Arbitration Request, the two (2) arbitrators shall mutually select a third impartial and neutral arbitrator to the panel. If the two (2) arbitrators are unable to agree upon an arbitrator within forty-five (45) Business Days after the Arbitration Request then within sixty-five (65) Business Days after the Arbitration Request, the ICC shall appoint a third arbitrator.
b.	Governing Law and ICC. All disputes submitted to arbitration under this IP License Agreement shall be governed by the laws specified in the agreement that is the subject of the dispute. The arbitration rules of the International Chamber of Commerce (“ICC”) shall apply to any arbitration under this IP License Agreement, except to the extent the provisions of this Exhibit B vary therefrom. ICC shall administer the arbitration. Decisions of the panel shall be made by majority vote. The panel may not award punitive damages, injunctions, specific performance or temporary restraining orders.
c.	Expedited Schedule. The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel within seventy-five (75) Business Days after the Arbitration Request. Within one hundred twenty (120) Business Days after the Arbitration Request, each party shall supply to the other party all documents that such party intends to introduce or upon which such party intends to rely in connection with such proceeding, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such proceeding (with a brief summary of their area of testimony). Additional documents or witnesses may be introduced only if a majority of the arbitrators determine that good cause has been shown. Each party shall also have the right to submit written briefs to the arbitrators in accordance with a timetable to be established by the arbitrators. Unless agreed by the parties otherwise, the hearing shall commence within one hundred fifty (150) Business Days after the Arbitration Request and shall be completed within two hundred twenty-five (225) Business Days after the Arbitration Request.
d.	Discovery. The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this IP License Agreement. The parties may use all methods of discovery available under the Japanese Code of Civil Procedure and/or the United States Federal

B-1

Rules of Civil Procedure, including depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Exhibit B.
e.	Communication with Arbitrators. Each party shall communicate with the arbitrators only in the presence of the other party or by writing delivered to the ICC for transmittal to the arbitrators and the other party.
f.	Prompt Award. Unless otherwise agreed by the parties, the award shall be made promptly by the panel (in any event, no later than thirty (30) Business Days from the closing of the hearing). Unless otherwise agreed by the parties, the decision and award by the panel shall be reasoned, explain the basis of the decision and be in writing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.
g.	Binding Decisions. The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation, and such court shall enter forthwith an order confirming such decision or award. The arbitration award shall allocate the expenses of the arbitrator(s) and of the arbitration, between the parties in a manner corresponding to the extent to which one (1) party prevails over the other.
h.	Location. Based upon the factors set forth below, the arbitrators shall select one or more of the following cities for the location of the arbitration proceedings: Tokyo, Japan; London, United Kingdom; or New York, U.S.A. The arbitrators shall take into account: (i) the relationship between the acts and circumstances surrounding the dispute and the arbitration location; (ii) the availability and location of witnesses; and (iii) the accessibility and location of evidence.
i.	Confidentiality. All arbitration proceedings undertaken pursuant to this Exhibit B and any awards or decisions resulting therefrom shall be deemed to be confidential between the parties thereto. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contains confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrators shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

B-2

EXHIBIT C
LIST OF CLAIMS AND WARNING LETTERS
None.

C-1

SCHEDULE 6(a)
None.